Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-204868, 333-231989, 333-180641 and 333-266409) on Form S-8 and registration statement (No. 333-278215) on Form S-3 of our reports dated February 25, 2025, with respect to the consolidated financial statements of Matador Resources Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 25, 2025